As filed with the Securities and Exchange Commission on October 20, 1998
                                             Registration No. 333-60187

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             ______________________________________________________
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
             ______________________________________________________
                        INTELLIGENT MEDICAL IMAGING, INC.
             (Exact name of registrant as specified in its charter)
             ______________________________________________________
        Delaware                           3841                      65-0136178
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)     Classification Code No.)  Identification No.)


                                                        John G. Igoe, Esq.
                                                         Edwards & Angell
  4360 Northlake Boulevard, Suite 214                   250 Royal Palm Way
  Palm Beach Gardens, Florida  33410                 Palm Beach, Florida  33480
          (561)627-0344                                   (561)833-7700
(Address, including zip code, and telephone number,  (Name, address, including
   including area code, of registrant's                zip code, and telephone
    principal executive offices)                       number, including area
                                                    code, of agent for services)
             ______________________________________________________

        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]. _____________________




The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                4,596,315 Shares

                       INTELLIGENT MEDICAL IMAGING, INC.
                                  Common Stock
                                 $.01 Par Value

This prospectus relates to (a) 4,596,315 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Intelligent Medical Imaging, Inc. ("IMI" or the "Company") which may be offered hereby from time to time by any or all of the selling stockholders of the Company named herein (collectively, the "Selling Stockholders") of which (i) 3,647,860 are shares which may in the future be issued to certain of the Selling Stockholders upon the conversion of an aggregate of $3,000,000 principal amount of Convertible Debentures (the "Debentures"), (ii) 656,614 are Shares which may be issued to certain of the Selling Stockholders as accrued interest for three years on the Debentures, (iii) 180,000 are Shares which may in the future be issued to certain of the Selling Stockholders upon the exercise of outstanding warrants held by such Selling Stockholders (the "Warrants"), and (iv) 111,841 are outstanding Shares which may be offered for resale from time to time by certain of the Selling Stockholders and (b) such presently indeterminate number of additional Shares as may be issuable in connection with the Shares registered for sale hereby (i) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the Company's number of outstanding shares of Common Stock or (ii) as payment of interest thereon, pursuant to fluctuations in the price of the Common Stock thereof in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"). The amount of Shares referenced above as issuable upon the conversion of the Debentures and as payment of interest on the Debentures was calculated in accordance with the terms of a registration rights agreement between the Company and the recipient of the Debentures which provides that, for purposes of determining the number of shares to be included in any registration statement, the amount of shares issuable upon the conversion of the Debentures shall include (but not be limited to) a number of shares of Common Stock equal to no less than 200% of the number of shares of Common Stock into which the Debentures (together with the payment of interest thereon) are convertible, assuming such conversion occurred on June 30, 1998 or the filing date for such registration statement, whichever yields a lower conversion price. In accordance with this formula, the applicable conversion price for determining the amount of shares issuable upon conversion of the Debentures and as payment of interest thereon for purposes of this Prospectus is $1.6448 per share. The Selling Stockholders may sell the Shares from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Selling Stockholders" and "Plan of Distribution".

The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders, but the Company will receive the proceeds from any exercise of Warrants by the Selling Stockholders except to the extent such Selling Stockholders elect to pay the applicable excercise price by means of a cashless excercise, as permitted under the terms of the Warrants. See "Use of Proceeds".

The Debentures and Warrants were issued to certain of the Selling Stockholders in a private placement transaction (the "Private Placement") consummated on June 30, 1998 ("Original Issue Date"). Subject to adjustment in certain events, twenty-five percent (25%) of the aggregate principal amount of the Debentures is convertible into the Common Stock of the Company beginning on September 28, 1998 ("Initial Conversion Date") and on the first, second and third month anniversaries  of  the  Initial  Conversion  Date  up  to  50%,  75%  and  100%,
respectively, of the aggregate principal amount of the Debentures originally issued on the Original Issue Date is convertible. The Debentures are convertible at a conversion price ("Conversion Price") equal to the lesser of (a) 120% of the average of the closing bid price for the Common Stock of the Company for the five (5) trading days immediately preceding the Original Issue Date or (b) 86% multiplied by the average of the five (5) lowest closing bid prices of the Common Stock of the Company during the twenty-five (25) trading days immediately preceding the date of the applicable conversion notice. Subject to certain notification requirements, the Company has the right to prepay all or any portion of the outstanding principal amount of the Debentures which has not previously been repaid or converted. The principal amount of the Debentures for which conversion notices have not previously been received or for which prepayment has not been made will be automatically converted on June 30, 2001 at the Conversion Price on such date. The Shares issuable in connection with the conversion of Debentures and in satisfaction of interest obligations on the Debentures are subject to adjustment and could be more or less than the estimated amount listed herein depending on, among other things, the future market price of the Common Stock. The Warrants are exercisable between June 30, 1998 and June 30, 2003 at an exercise price equal to $3.923 per share (120,000 shares) or $3.63 per share (60,000 shares), as the case may be, subject to adjustment in certain events.

The Company has agreed to bear all of the expenses in connection with the registration and sale of the Shares, including certain fees and disbursements of counsel to certain of the Selling Stockholders but excluding any underwriter fees, disbursements, commissions or discounts.


The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "IMII". On October 16, 1998, the closing price for the Common Stock on the Nasdaq National Market was $.75 per share.


Certain Selling Stockholders who are affiliates of the Company and anyone effecting sales on behalf of such Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended ("Securities Act"), and commissions or discounts given may be regarded as underwriting commissions or discounts under the Securities Act.

     SEE "RISK FACTORS," BEGINNING ON PAGE 4, FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                The date of this Prospectus is October 20, 1998



INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR ANY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and information statements and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports, information statements, and other information concerning the Company can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and the Commission's Regional Offices located at Suite 1300, Seven World Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a web site that contains reports, proxy and information statements and information statements and other information filed electronically with the Commission, the address of which is http://www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy statements and information statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are necessarily summaries of such documents, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matters involved. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549 or through its web site (http://www.sec.gov).

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated in this Prospectus by reference (File No. 1-14190):


     1.   Current Report on Form 8-K, dated October 16, 1998.

     2. Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998.

     3. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998.

     4.   Annual  Report on Form 10-K for the  fiscal  year ended  December  31,
          1997.

     5. The description of the Common Stock contained in a Registration Statement on Form 8-A dated February 1, 1996, and any amendment or report filed for the purpose of updating such description.



     All reports and other documents filed by the Company with the Commission after the date of this Prospectus and prior to the termination of the offering of the Shares pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated in this Prospectus by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

     All reports and other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and all documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that the prospectus incorporates) are available, without charge, upon written or oral request from any person to whom this Prospectus is delivered, to Intelligent Medical Imaging, Inc., 4360 Northlake Boulevard, Suite 214, Palm Beach Gardens, Florida 33410, Attention: Corporate Secretary (telephone: (561) 627-0344.)

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Prospectus. This Prospectus may contain certain "forward-looking" information, as that term is defined by (i) the Private Securities Litigation Reform Act of 1995 (the "Act") and (ii) releases made by the Securities and Exchange Commission. Such information involves risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

     IMI has developed and is marketing the Micro21 System(TM), an intelligent, automated microscope system, for diagnostic use in hospital, commercial reference and physician group practice laboratories. The Micro21 System is designed to automate a broad range of manual microscopic procedures, potentially enabling the laboratory to reduce costs and exposure to liabilities, enhance analytical accuracy and consistency, increase the productivity of medical technologists and improve patient care. The Company has also developed two automated slide makers, a Hematology Slide Maker and a Urine Slide Maker, for use in the two most commonly performed microscopic review procedures, the White Blood Cell Differential and Urine Analysis. These two products allow for automation of the White Blood Cell Differential and Urine Analysis which, in turn, may allow customers to reduce costs and contamination risks.

     IMI was incorporated in the State of Florida in June 1989 and reincorporated in the State of Delaware in January 1996. Its principal executive offices are located at 4360 Northlake Boulevard, Suite 214, Palm Beach Gardens, Florida 33410, and its telephone number is (561) 627-0344.

                              Recent Developments

     On June 30, 1998, the Company consummated the Private Placement, pursuant to which the Company issued the Debentures in an aggregate principal amount of $3,000,000 to JNC Opportunity Fund, Ltd. ("JNC"). The Debentures mature on June 30, 2001 and are convertible into Common Stock of the Company at a floating conversion rate which is determined in part by the future market price of the Common Stock. A more detailed description of the conversion price and other features of the Debentures is provided on page 1 of this Prospectus. In connection with the Private Placement, the Company issued the Warrants to JNC (120,000 shares), the financial consultant, Wharton Capital Partners, Ltd. ("Wharton") (42,000 shares), and Elizabeth D'Angelis (18,000 shares). The Warrants entitle JNC, Wharton and Ms. D'Angelis to purchase Common Stock of the Company between June 30, 1998 and June 30, 2003 at an exercise price of $3.923, $3.63 and $3.63 per share, respectively, subject to adjustment in certain events.


     On July 24, 1998, the Company's Board of Directors authorized the Company to enter into separate Extension Agreements with the Company's President and Chief Executive Officer, Mr. Tyce Fitzmorris, and with a former Company Director and current Company shareholder, R. Wayne Fritzsche, pursuant to which the due dates for repayment of Company advances to Mr. Fitzmorris and Mr. Fritzsche in the amounts of $196,000 and $424,000, respectively, were extended until August 28, 1998, subject to certain conditions. The Company entered into separate Extension Agreements with Mr. Fitzmorris and Mr. Fritzsche (the "Extension Agreements"). The Extension Agreements required Mr. Fitzmorris and Mr. Fritzsche to make payments to the Company in partial satisfaction of the advances in the amounts of $10,000 and $25,000, respectively, prior to July 28, 1998 and to repay the advances in full, plus accrued but unpaid interest, no later than August 28, 1998. On August 14, 1998 the Company received full payment of all amounts due with respect to the advance to Mr. Fitzmorris. On July 29, 1998, August 31, 1998 and September 30, 1998 the Company received $25,000, $100,000 and $100,000, respectively, in partial satisfaction of the amounts due with respect to the advance to Mr. Fritzsche. The advance to Mr. Fritzsche is secured by shares of the Company's Common Stock beneficially owned by Mr. Fritzsche.


                                  THE OFFERING

This Prospectus relates to the sale of (a) 4,596,315 shares of Common Stock by the Selling Stockholders of which (i) 3,647,860 are shares which may in the future be issued to certain of the Selling Stockholders upon the conversion of the Debentures, (ii) 656,614 are Shares which may be issued to certain of the Selling Stockholders as accrued interest for three years on the Debentures,
(iii) 180,000 are Shares which may in the future be issued to certain of the Selling Stockholders upon the exercise of the Warrants, and (iv) 111,841 are outstanding Shares which may be offered for resale from time to time by certain of the Selling Stockholders and (b) such presently indeterminate number of additional Shares as may be issuable (i) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the Company's number of outstanding shares of Common Stock or (ii) as payment of interest thereon, pursuant to fluctuations in the price of the Common Stock. The Company will not receive any of the proceeds from the sale of the Shares of Common Stock by the Selling Stockholders, but the Company will receive the proceeds from any exercise of Warrants by the Selling Stockholders, except to the extent that such Selling Stockholders elect to pay the applicable exercise price by means of a cashless exercise, as permitted under the terms of the Warrants. See "Use of Proceeds".

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In evaluating the Company and its business, prospective investors should carefully consider the following risk factors in addition to the other information included herein.

     History of Operating Losses; Uncertainty of Profitability

     The Company is in an early stage of product commercialization. The Company has generated limited revenue to date, has experienced operating losses since its inception in 1989 and has not yet achieved profitability. Operating losses for the years ended December 31, 1995, December 31, 1996 and December 31, 1997 were approximately $4.0 million, $7.9 million and $12.8 million, respectively, and at December 31, 1997, the Company had an accumulated deficit of approximately $27.1 million. There can be no assurance that the Company's products will achieve meaningful market acceptance or that the Company will ever produce significant levels of product revenue or achieve or sustain profitability. The Company may encounter substantial delays and expenses relating to regulatory clearance, research, development and testing for new procedures. In addition, delays or expenses associated with the defense of potential patent infringement claims or other unforeseen difficulties may limit the Company's ability to achieve profitability. The likelihood of the Company's success must be considered in light of these and other problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business and the development and commercialization of new products.

     Reliance on the Micro21 System; Uncertain Market Acceptance

     The Company has concentrated its efforts primarily on the development of the Micro21 System and is dependent on the successful commercialization of this product to generate revenues. The success of the Micro21 System is dependent upon many variables, including its acceptance as a reliable, accurate and cost-effective tool for microscopic analysis as well as the Company's manufacturing capacity and marketing efforts. Currently, the medical industry relies primarily on medical technologists for the performance of microscopic cellular analysis procedures. There can be no assurance that the Micro21 System will perform as expected or that the Micro21 System will achieve meaningful market acceptance. The current model of the Micro21 System may not be cost effective for lower volume laboratories. There can be no assurance that lower priced models of the Micro21 System, which the Company plans to develop, will be successfully developed by the Company or accepted by lower volume laboratories. In addition to the development of the Micro21 System, the Company has also developed automated slide makers for the White Blood Cell Differential and Urine Analysis, the two most commonly performed microscopic review procedures. Although the Company is hopeful that these two products, a Hematology Slide Maker ("HSM") and a Urine Slide Maker ("USM"), will allow customers to achieve reductions in labor costs and contamination risks, there can be no assurance that the HSM and the USM will perform as expected or achieve meaningful market acceptance since neither product has been released. Furthermore, there can be no assurance that customers will find the HSM and the USM to be cost effective for their particular needs.

     The FDA clearances obtained by the Company for the Micro21 System require that a medical technologist analyze the images shown on the Micro21 System. The need to continue to employ a medical technologist to perform a review may limit market acceptance of the Micro21 System. While the Company intends to submit applications to the FDA for additional procedures, there can be no assurance that the Company will obtain FDA clearance for additional procedures, or that the Company will successfully complete development of its NeuralVision software for the performance of such additional procedures. Specifically, the Company has recently submitted a urine analysis procedure for the Micro21 System for FDA clearance and the uncertainty regarding FDA clearance for this procedure must be considered. The cost effectiveness of the Micro21 System to an end user, and consequently meaningful market acceptance of the Micro21 System, may depend on the Company's ability to develop and obtain regulatory clearance for applications in addition to the currently cleared procedures, and there can be no assurance that the Company will successfully develop such procedures or obtain such clearances. The inability of the Company to develop the Micro21 System to perform additional procedures, or the failure by the Company to obtain regulatory approval with respect to such additional procedures, could have a material adverse effect on the Company's business, results of operations and financial condition.

     Future Capital Needs and Uncertainty of Additional Financing

     The implementation of the Company's business strategy will require significant expenditures of capital, and the Company will require additional financing in the future. Additional funds may be sought through equity or debt financings. There can be no assurance that commitments for such financings will be obtained on favorable terms, if at all. Equity financing could result in dilution to holders of Common Stock, and debt financing could result in the imposition of significant financial and operational restrictions on the Company. Lack of access to adequate capital on acceptable terms could have a material adverse effect on the Company's business, results of operations and financial condition, especially in the event of future delays in widespread market acceptance of the Micro21 System. While the Company recently entered into a Customer Financing Agreement with Prime Capital Corporation (the "Prime
Agreement") which the Company hopes will provide an attractive financing alternative for the Company's customers, there can be no assurance that this financing arrangement will favorably impact sales. The risks and uncertainties associated with the Prime Agreement include the possibility that customers will not qualify for financing from Prime and the possibility that Prime may at some later date discontinue its financing operations. Another risk associated with the Prime Agreement is that the Company may have to devote sales and marketing efforts toward the resale of customer-returned products, for which Prime would receive all sales proceeds, in the event customer returns of products initially financed by Prime exceed certain levels.

     Uncertainty of Pricing of the Micro21 System and New Products

     The Company has sold or leased only a limited number of Micro21 Systems to end users. As a result, there can be no assurance whether the prices for such sales and leases will be indicative of the prices at which the Company will be able to sell or lease the current model of the Micro21 System to end users in the future. In addition, the Company anticipates that the price of the Micro21 System will vary depending on a variety of factors including the level of acceptance in the marketplace, the number of microscopic procedures implemented and the number of peripheral devices sold or leased with the Micro21 System. The uncertainties discussed above regarding the pricing of the Micro21 System are equally applicable to the HSM and the USM since these products have not yet been released. Consequently, there are a number of uncertainties regarding the pricing of HSM and USM, including the possibility that customers will perceive these products as too expensive and not cost-effective for their particular needs. The Company may discount asking prices to facilitate early market penetration or in response to market conditions, which may reduce the Company's gross profit margins which could have a material adverse effect on the Company's business, results of operations and financial condition.

     Limited  Sales,  Marketing  and  Service  Capability;  Risks  Arising  from
Termination of Coulter Agreement, Coulter Settlement Agreement and DiaSys Arbitration

     In August 1995, the Company entered into an exclusive distribution agreement (the "Coulter Agreement") with Coulter Corporation ("Coulter") for worldwide sales, marketing and service of the Micro21 System. Prior to the Company's termination of the Coulter Agreement (as described below), the Company was dependent on its relationship with Coulter for sales, marketing and service of its products. The Company terminated the Coulter Agreement in the fourth quarter of 1996 because of Coulter's revocation of its commitment to purchase $5,500,000 of Micro21 Systems during the third and fourth quarters of 1996 and other actions by Coulter deemed by the Company to be in breach of the Coulter Agreement. The parties settled this dispute as of March 27, 1997 pursuant to the terms of a settlement agreement (the "Coulter Settlement Agreement"). The dispute between the Company and Coulter has had and may continue to have an adverse effect on sales and marketing and has been a factor in the return of some Micro21 Systems placed with customers by Coulter for evaluation. The Company anticipates that its business, results of operations and financial condition will be adversely affected in 1998 as a result of the dispute with Coulter and negative industry and market perception of such dispute and delays in building the Company's sales and marketing organization and implementing its sales and marketing program following termination of the Coulter Agreement. In addition, as a result of certain rights granted by the Company to Coulter in connection with the Coulter Settlement Agreement, the Company may be unable to enter into an alternative exclusive distribution agreement, the lack of which may adversely affect sales. Although the Company is currently engaged in negotiations with Bayer Corporation for a definitive non-exclusive manufacturing and distribution agreement and is also negotiating with Coulter for a definitive distribution agreement relating to the HSM, there can be no assurance that the Company will be able to negotiate mutually acceptable terms for these agreements. Furthermore, the Company's inability to consummate these or other agreements with strategic partners may have a material adverse effect on the Company's operations, sales and costs.

     The Company has limited sales, marketing and service capability and experience. There can be no assurance that the Company will be able to build and maintain a suitable sales force or that its direct sales and marketing efforts will be successful. The expense, delay and potential setbacks in developing, or the Company's ultimate failure to develop, an effective sales and marketing organization for penetration and support of the market for the Micro21 System, including but not limited to the pharmaceutical and veterinary lab market, could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company's sales team and the Company's distributors such as Coulter will be able to sell the Micro21 System in sufficient quantities so as to allow the Company to achieve its sales goals. In addition, while the Company intends to focus its marketing and sales efforts on direct sales, the Company may continue to sell Micro21 Systems to Coulter pursuant to the Coulter Settlement Agreement and to other distributors for resale to customers, and substantial sales to distributors may be possible only at transfer prices substantially lower than projected prices for direct sales. During the fourth quarter of 1997, the Company began to offer a short-term rental program which provides for monthly or annual rentals of the MICRO21 system. The Company believes that this program will augment its sales and long-term lease programs by giving potential customers the ability to fund a MICRO21 with operating funds, thereby overcoming potential cost barriers associated with limited or non-existent capital expenditure funds. However, there can be no assurance that this short-term rental program will have a positive impact on the Company's sales and any expansion of the short-term rental program may require that the Company secure additional financing.

     In November 1996, the Company entered into a Product Integration Agreement (the "DiaSys Agreement") pursuant to which the Company committed to purchase certain equipment from DiaSys Corporation ("DiaSys") to be integrated into the MICRO21 system workstation. In June 1997, the Company notified DiaSys that it was terminating the DiaSys Agreement due to DiaSys' material breaches of the DiaSys Agreement. The Company also rejected all goods delivered by DiaSys to the Company as non-conforming. DiaSys expressed its disagreement with the Company's position regarding conformity of DiaSys's products and the Company's termination of the DiaSys Agreement, and in January 1998 DiaSys filed for arbitration against the Company (the "DiaSys Arbitration"). In its demand, DiaSys alleges that the Company breached the DiaSys Agreement and defamed DiaSys and seeks damages in excess of $1 million. As of March 31, 1998, the Company has not accrued any loss contingencies or related expenses in connection with this lawsuit. Management is unable to make a meaningful estimate of the likelihood or amount or range of loss that could result from an unfavorable outcome of the pending arbitration. Although the Company believes that it has meritorious defenses which it will pursue vigorously and that the Company has valid counterclaims against DiaSys, there can be no assurance that the ultimate resolution of this dispute will not have a material adverse effect on the Company's liquidity, financial condition and results of operations. In particular, negative industry and market perception of the DiaSys Arbitration and the ultimate settlement or conclusion of this matter may have an adverse effect on the Company's sales and marketing.

     Limited Manufacturing Experience; Risk of Manufacturing Scale-up

     The Company's manufacturing experience to date has been limited. In order to achieve significant revenue, the Company will have to produce the Micro21 System on a commercial scale. There can be no assurance that the Company will be able to manufacture the Micro21 System in commercial-scale quantities at commercially viable costs. The Company may encounter unexpected delays or costs in scaling-up its manufacturing operations or in hiring and training additional personnel to manufacture its products. The failure to scale-up manufacturing successfully in a timely or cost-effective manner, future production problems or interruptions in supply could have a material adverse effect on the Company's business, results of operations and financial condition. Manufacturing cost increases could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, the Company will be required to adhere to applicable regulatory requirements, including regulations as prescribed by the FDA from time to time, in the manufacture of the Micro21 System. Any failure to meet such requirements could delay or prohibit the manufacturing of the Company's products, which could have a material adverse effect on the Company's business, results of operations and financial condition.

     Since the Company currently has an adequate inventory of Micro21 Systems, the Company anticipates that its manufacturing efforts in the near future will be primarily directed towards the manufacture of the HSM and the USM. While the Company has limited experience in manufacturing Micro21 Systems, the Company has virtually no experience in manufacturing the HSM and the USM. As is the case with the Micro21 System, the Company will need to manufacture the HSM and the USM on a commercial scale in order to achieve significant revenue. Due to the Company's lack of experience in manufacturing the HSM and the USM, there can be no assurance that the Company will be able to manufacture these products in commercial-scale quantities at commercially viable costs. The above-referenced risk factors relating to the Micro21 System regarding delays in or failure to scale-up manufacturing operations in a timely or cost-effective manner and the possibility of future production problems or interruptions in supply are even more relevant with respect to the manufacture of the HSM and the USM since these products have not yet been released and the Company has no experience in manufacturing these products.

     Reliance on Single Source Suppliers

     Certain key components of the Micro21 System are currently obtained from single sources, are available only in limited quantities and require substantial production lead times. The Company has in the past experienced delays in the delivery of such components. Certain other components of the Micro21 System are manufactured to the Company's specifications by single suppliers. There can be no assurance that custom-made components from alternative vendors would be available on terms satisfactory to the Company, if at all. If the Company were to change suppliers of these components, it would likely experience an interruption in supply, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the purchase of certain key components by the Company is based on internal forecasts of future product sales. The preparation of such forecasts is based on inexact methods and may vary considerably from actual results. The Company may be required to maintain significant inventory and there can be no assurance that purchases based on forecasting will be adequate to meet the Company's needs.

     Fluctuations in Operating Results

     The Company's results of operations have in the past and may in the future be subject to significant fluctuation. Factors contributing to fluctuations in operating results include the rate of acceptance of the Micro21 System by the market, the timing of purchase orders, the timing of the introduction of new procedures and products, if any, and the success and timing of obtaining regulatory clearance. Such fluctuations could result in significant volatility in, and could have a material adverse effect on, the market price for the Common Stock.

     Dependence on Trade Secrets and Proprietary Technology

     The Company's commercial success will depend in part on its ability to protect and maintain its proprietary technology. The Company does not believe an automated microscope system is patentable, and therefore does not intend to seek patent protection for the Micro21 System, as a system. The Company does not hold any patents and currently does not intend to seek patent protection for its NeuralVision software as a whole. The Company relies principally on a combination of trade secrets, proprietary knowledge, technological advances and disclosure, confidentiality and non-competition agreements entered into with its employees and certain consultants to protect its proprietary rights. No assurance can be given that the Company's efforts will provide meaningful protection for its unpatented proprietary technology against others who independently develop or otherwise acquire substantially equivalent techniques or gain access to, misappropriate or disclose the Company's proprietary technology. In addition, there can be no assurance that any patent applications filed by the Company will result in the issuance of patents or that any patents issued to the Company will afford protection against competitors that develop similar technology, or that a competitor will not reverse-engineer the Company's software codes.

     There can be no assurance that the Company's technology does not infringe the proprietary rights of others. The Company has received, and may in the future receive, notices claiming that the Company is infringing patents or other proprietary rights. In 1991, the Company received a letter stating that the Micro21 System may infringe a patent of Neuromedical Systems, Inc. ("Neuromedical"). The Company has investigated this matter and believes that the Micro21 System does not infringe the specified patent. The Company has received an opinion of its patent counsel that the Micro21 System does not infringe any valid claims of such patent.

     The Company settled its litigation with International Remote Imaging Systems, Inc. ("IRIS") as of March 1, 1997 by entering into a settlement agreement and related license agreement with IRIS (collectively, the "IRIS Settlement Agreement"). Under the IRIS Settlement Agreement, IRIS granted the Company a fully-paid, royalty-free license for worldwide direct sales of the Micro21 System by the Company. The Company agreed to pay a 4% royalty on future sales of the Micro21 System through third-party distributors in the United States. This 4% royalty obligation expires in September 2000. The Company has the right, but not the obligation, to request a license from IRIS for sales through third-party distributors outside of the United States; however, the Company does not believe that the Micro21 System infringes any foreign patents held by IRIS and the Company has no current plans to request such a license. Notwithstanding the Company's belief, there can be no assurance that IRIS or other parties will not threaten to take legal action against the Company alleging infringement of patents by the Micro21 System.

     Patent litigation can be costly and time consuming, and there can be no assurance that the Company's litigation expenses will not increase in the future. If the Company were determined to be infringing any patent, the Company could be required to pay damages, alter its products or processes, obtain licenses and/or cease certain activities. In addition, if patents are issued to others which contain claims that cover subject matter made, used or sold by the Company, the Company may be required to obtain licenses to these patents, to develop or obtain alternative technology or to cease using such technology. If the Company is required to obtain any licenses, there can be no assurance that the Company will be able to do so on commercially favorable terms, if at all. A finding of infringement against the Company or the Company's failure to obtain a license to any technology that it may require to commercialize its products could have a material adverse effect on the Company's operations and financial condition.

     Competition and Technological Change

     The markets in which the Company competes are highly competitive. Competition exists and potential competition may arise from several sources, including skilled medical technologists and manufacturers of clinical laboratory equipment (including flow cytometer manufacturers such as Coulter), older image-based systems and machine vision software.

     The Company is aware of one other intelligent optical system utilizing neural network software which is manufactured and developed by Neuromedical. Neuromedical has received FDA clearance and commenced market launch of its system. Neuromedical has notified the Company of its belief that the Micro21 System may infringe certain patents held by Neuromedical. The Company believes that Neuromedical's product has been developed primarily for the Pap smear procedure, a procedure for which the Company may, in the future, develop a Micro21 System application. There can be no assurance that Neuromedical will not adapt its system for other applications competing directly with the Company's Micro21 System. The Company is aware that at least one other company, IRIS, has developed and is marketing an optical system for performing the white blood cell ("WBC") differential (the "WBC Diff") and an automated system for urinalysis. In addition, other companies, including NeoPath, Inc. and ChromaVision, Inc., are marketing or may market intelligent optical systems applicable to microscopic testing procedures that compete or may compete with the Micro21 System. The Company's competition in the HSM market consists primarily of four companies, Coulter, Abbott Laboratories, Sysmex Corporation of America ("Sysmex") and Omron Corporation, with Sysmex and Omron being Japanese entities. The Company is aware of two companies, IRIS and DiaSys, which have products competitive with the USM.

     The clinical laboratory testing industry has undergone rapid and significant technological change, and the Company expects that such change will continue. Many current and potential competitors have substantially greater financial resources than the Company, as well as extensive experience in research and development, obtaining regulatory approvals and manufacturing and marketing. There can be no assurance that existing technologies or technologies under development by the Company's competitors will not be more effective, easier to use or less expensive than those which have been or are being developed by the Company or that any such technologies will not render the Company's technology and products obsolete or otherwise non-competitive.

     The Company's ability to react quickly to changing technology and other competitive trends will be critical to the Company's success. The Company intends to seek to develop, either internally or through licensing arrangements with third parties with specialized slide preparation technology or related microscopy expertise, products that can meet potential demand for a variety of automated microscopic procedures. There can be no assurance that the Company's competitors will not develop such products before the Company can, or that any products developed by the Company, even if timely, will receive sufficient FDA clearance or approval or will meet with greater market acceptance than those manufactured by the Company's competitors.

     In 1993, the Company established arrangements with XL Vision, Inc. ("XL Vision") providing for XL Vision to provide design, engineering and manufacturing services with respect to the Micro21 System. Under these arrangements, XL Vision manufactured two Micro21 System prototype units for the Company. In July 1994, the Company and XL Vision terminated these arrangements. Pursuant to such termination, the Company granted to XL Vision a nonexclusive, transferable license in the hardware, electrical, mechanical, structural and circuit board portions of the June 1994 version of the Micro21 System and the related machine control software. Such license did not include any rights relating to the Company's neural network or image processing software programs. In addition, the Company and XL Vision entered into a non-competition agreement pursuant to which the Company agreed not to develop, market or sell products or services related to certain immunocytochemical and nucleic acid probes, and XL Vision agreed not to develop, market or sell products or services related to certain microscopic and manual testing procedures. The non-competition agreement expired in July 1996. There can be no assurance that XL Vision (or a sublicensee thereof) will not attempt to utilize information it obtained in providing services to the Company and the license granted to it by the Company to develop products competitive with the Micro21 System. The Company believes that ChromaVision, Inc. acquired its rights relating to the Micro21 System from XL Vision.

     Product Liability and Uncertainty of Adequate Insurance; Potential Exposure to Claims

     The Company's product is used to gather information for medical decisions and diagnoses. Accordingly, the manufacture and sale of Micro21 Systems, the HSM and the USM entails an inherent risk of product liability arising from an inaccurate, or allegedly inaccurate, test or diagnosis. There can be no assurance that product liability insurance maintained by the Company would be sufficient to protect the Company in the event of a product liability claim. Furthermore, there can be no assurance that the Company will be able to obtain product liability insurance in the future with adequate coverages or at acceptable costs. Any product liability claim against the Company could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, under the terms of the Coulter Settlement Agreement, the Company is required to indemnify Coulter for injuries to person or property resulting from the design or manufacture of Micro21 Systems sold to Coulter for distribution to end users. The failure to comply with FDA regulations could have a material adverse effect on the ability of the Company to defend against product liability lawsuits.

     Uncertainty of Third Party Reimbursement and Health Care Reform Policies and Cost Containment Measures

     The willingness of hospitals, laboratories and other health care providers to purchase or lease the Micro21 System, the HSM or the USM may depend on the extent to which such providers limit capital expenditures due to cost reimbursement regulations, including regulations promulgated by the Health Care Financing Administration ("HCFA") and other regulatory agencies, and general uncertainty about government health care policy. In addition, sales volumes and prices of the Company's products will depend in part upon the level of reimbursement available to hospitals, laboratories and other health care providers for automated microscopic blood tests from third-party payors, such as government and private insurance plans, health maintenance organizations and preferred provider organizations. There can be no assurance that existing reimbursement levels will not be decreased in the future and that any such decrease will not reduce the demand for, or the price of, the Company's products. Health care reform measures adopted by the federal government or state governments could adversely affect the price of medical devices in the United States or the amount of reimbursement available, and, consequently, could have a material adverse effect on the Company's business, results of operations and financial condition. Further, the Company believes that pressure in the health care industry to control and contain patient care costs has increased and will continue to increase. Such pressure may result in a reduction in the number and type of clinical laboratory microscopic procedures performed (i.e., a reduction in precautionary testing), thus decreasing the cost savings and other benefits of the Micro21 System and, accordingly, demand for the Micro21 System. A reduction in the number of precautionary tests and other clinical laboratory microscopic procedures may also trigger a reduction in the need and demand for automation of these procedures, which would adversely affect the Company's sales of the HSM and the USM. No prediction can be made as to the outcome of any reform initiatives or health care cost containment measures, or their respective impacts on the Company.

     Government Regulation; No Assurance of Future Regulatory Approval

     The Company's products are subject to stringent government regulation in the United States and other countries. In the United States, the Federal Food, Drug, and Cosmetic Act, as amended (the "FDC Act"), and other statutes and regulations govern the testing, manufacture, labeling, storage, record keeping, distribution, sale, marketing, advertising and promotion of such products. Failure to comply with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution.

     Prior to commercial distribution in the United States, most medical devices, including the Company's products, must be cleared or approved by the FDA. The regulatory process is lengthy, expensive and uncertain. The Company's Micro21 System has been cleared by the FDA through the 510(k) pre-market notification process as a Class II automated cell locating device for the automated location and display of nucleated blood cells to assist medical technologists in performing WBC Diffs and WBC morphological analysis and for the display of up to 20 full screen images of fields of a blood sample on a slide to assist a medical technologist in assessing red blood cell ("RBC") morphologies and in estimating platelets. The Company also has received FDA clearances for three additional commonly performed microscopic procedures, the reticulocyte count, anti-nuclear antibodies ("ANA") and DNA procedures, each of which also requires review by a medical technologist, as well as 510(k) clearance for the cerebrospinal fluid white blood cell differential, which is the examination of white blood cells in spinal fluid and is used to diagnose inflammation and infection of the central nervous system, including meningitis. The Company's business strategy includes the development of additional applications for the Micro21 System to perform additional cell location and classification functions. No assurance can be given that the necessary permission from the FDA to market the Micro21 System for such additional applications will not require the submission and approval of additional 510(k) applications and/or pre-market approval ("PMA") applications. The PMA approval process entails considerably greater time (i.e., several years) and expense than does the 510(k) process, including the performance of clinical trials to determine the safety and efficacy of the device. No assurance can be given that the Company will obtain clearance or approval with respect to any additional applications of the Company's technology. Furthermore, FDA clearance of a 510(k) application or approval of a PMA application is subject to continual review, and later discovery of previously unknown problems may result in restrictions on a product's marketing or withdrawal of the product from the market.

     The FDA regulates computer software, such as the Company's NeuralVision software, that performs the function of a regulated device or that is intimately associated with a given device, such as control software for imaging or other diagnostic devices. The FDA is in the process of reevaluating its regulation of such software, and the Company cannot predict the extent to which the FDA will regulate such software in the future. Should the FDA increase regulation of such software, the Company's NeuralVision software platform may become subject to more extensive regulatory processes and clearance requirements. No assurance can be given that compliance with more extensive regulatory processes will be achieved or that the necessary clearances for such software will be obtained by the Company on a timely basis, if at all. The Company may, as a result, be required to expend additional time, resources and effort in the areas of software design, production and quality control to ensure compliance. Delay in any FDA clearance with respect to such software could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company must also comply with regulations promulgated by the FDA from time to time. The Company will be required to expend time, resources and effort in product manufacturing and quality control to ensure compliance. If violations of the applicable regulations are noted during FDA inspections of the Company's manufacturing facilities and related software development facilities, the continued marketing of the Company's products may be materially adversely affected.

     In addition, the Company has begun to market the Micro21 System in certain foreign markets. Requirements for the sale of the Micro21 System vary widely from country to country, ranging from simple product registrations to detailed submissions such as those required by the FDA. To date, the Company has obtained regulatory clearances or approvals to market the Micro21 System in the United States, Canada and Japan; no regulatory clearances or approvals have yet been applied for in any countries other than the United States, Canada and Japan, and there is no assurance that any such approvals or clearances will be issued. The ability to export into other countries may require obtaining ISO 9001 certification, which is analogous to compliance with FDA requirements, and CE Mark certification. The Company has received CE Mark certification and ISO 9001 certification. The market for the Micro21 System also could be affected by the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"). This law is intended to assure the quality and reliability of all medical testing in the United States.

     Any change in existing federal, state or foreign laws or regulations, or in the interpretation or enforcement thereof, or the promulgation of any additional laws or regulations could have a material adverse effect on the Company's business, results of operations and financial condition.

     Dependence on Key Personnel; Ability to Manage Growth; Reductions in Workforce

     The Company depends to a substantial degree on the services of Tyce M. Fitzmorris, Eric Espenhahn and Jaime Pereira, all of whom were instrumental in founding the Company and in developing the Micro21 System. Mr. Fitzmorris serves as the Company's Chairman, Chief Executive Officer and President. Mr. Espenhahn, who serves as the Company's Vice President-Product Development, is primarily responsible for the technical development of the Micro21 System and its NeuralVision software. Mr. Pereira is a significant contributor to the development of the NeuralVision software utilized in the Micro21 System and serves as Vice President-Engineering. The Company has key man life insurance policies on Messrs. Fitzmorris, Espenhahn and Pereira in the amounts of $2,500,000, $1,250,000 and $1,250,000, respectively. In addition, as a result of the dispute with Coulter, the Company believes that it is vital for the Company to develop an effective sales and marketing organization. The loss of the services of any of Messrs. Fitzmorris, Espenhahn or Pereira, or other key personnel, including the Vice President of Sales, could have a material adverse effect on the Company's business, results of operations and financial condition. The Company does not have employment agreements, other than disclosure, confidentiality and non-competition agreements, with any of its personnel.

     The Company is highly dependent on the principal members of its management and engineering staff, the loss of whose services might impede the achievement of the Company's business objectives. As the Company grows, recruiting and retaining additional qualified personnel to supervise and manage the Company's research and development and manufacturing operations will be important to the Company's success. Competition exists for qualified personnel, and there can be no assurance that the Company will be able to retain and attract skilled and experienced management, manufacturing, engineering and research and development personnel on acceptable terms.

     In order to reduce costs, the Company has recently implemented a cost reduction program, including reduction of personnel. While the Company believes it can operate and succeed with the current level of personnel, the reductions could have an adverse effect on the Company's business, results of operations and financial condition.

     Control by Directors and Executive Officers

     As of the date of this Prospectus, Mr. Fitzmorris, the Company's Chairman, Chief Executive Officer and President, beneficially owned approximately 16.4% of the outstanding shares of Common Stock, and the directors and executive officers of the Company as a group beneficially owned approximately 29.2% of the outstanding shares of Common Stock. Accordingly, directors and executive officers will have significant influence over the policies and operations of the Company, including the ability to replace Company's management or to alter the conduct of the Company's business.

     Anti-Takeover Effect of Certain Charter, By-law and Delaware Law Provisions

     Certain provisions of the Company's Certificate of Incorporation, By-laws and Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a chance in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. These provisions provide, among other things, for the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the Common Stock and advance notice provisions and other limitations on the right of stockholders to call a special meeting of stockholders, to nominate directors and to submit proposals to be considered at stockholders' meetings. The Company also is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder.

     Possible Volatility of Stock Price

     Factors such as market acceptance of the Company's products, the timing of purchase orders, announcements of technological innovations, the attainment of (or failure to attain) milestones in the commercialization of the Company's technology, the introduction of new products, or establishment of new collaborative arrangements by the Company, its competitors or other third parties, as well as claims of patent infringement or other material litigation, government regulations, investor perception of the Company, fluctuations in the Company's operating results and general market conditions in the industry may cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market in general has recently experienced extreme price and volume fluctuations, which have particularly affected the market prices of technology companies for reasons frequently unrelated to the operating performance of such companies. These broad market fluctuations may have a material adverse effect on the market price of the Common Stock.


    Risk of Losing Nasdaq National Market Listing

     Companies with securities listed on the Nasdaq National Market must satisfy certain maintenance criteria, including minimum net tangible asset and stock price requirements, in order to remain so listed. During the six-week period immediately preceding the date of this Prospectus, the Company's Common Stock price has closed below the Nasdaq National Market minimum requirement of $1.00 per share on a consistent basis. There can be no assurance that the Company will be able to comply with the maintenance criteria of the Nasdaq National Market, the failure of which could result in the delisting of the Common Stock from such market. If the Company's Common Stock is delisted by Nasdaq, trading in the Common Stock would threafter be conducted on an electronic bulletin board established for securities that do not meet the Nasdaq, trading in the Common Stock could thereafter be conducted on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements and, as such, the Company's Common Stcok would be subject to the so-called penny stock rule that imposes restrictive sales practice requirements on broker-dealers who sell such securities. Consequently, termination of listing of the Company's Common Stock on Nasdaq could have a material adverse effect on the market price and liquidity of the Common Stock, and on the Company's ability to raise additional capital. Delisting could also jeopardize certain secondary trading exemptions from state "blue sky" laws, further affecting liquidity of the Common Stock. In addition to a possible adverse effect on the market price and liquidity of the Common Stock, termination of the Company's Nasdaq listing would constitute an event of default under the Debentures issued in connection with the Private Placement, in which event the full principal amount of the Debentures, together with all accrued interest thereon, would become immediately due and payable in cash and the Company's access to additional funds from JNC could be further limited.


    Dilution; Effect of Outstanding Options and Warrants

     Investors in this offering will experience immediate and substantial dilution in net tangible book value per share of the Common Stock of $.92. To the extent that the Debentures are converted or the Warrants or outstanding options are exercised, there will be further dilution to new investors. See "Dilution."

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders hereunder. However, if and when all or any portion of the Warrants are exercised and up to 180,000 Shares are issued to the Selling Stockholders, the Company will receive the proceeds from the sale of such Shares to the Selling Stockholders, except to the extent that such Selling Stockholders elect to pay the applicable exercise price by means of a cashless exercise, as permitted under the terms of the Warrants. If the Warrants are exercised in full and no cashless exercises are effected, the Company will receive $688,560 in connection with such Warrant exercises. The Company intends to use any such proceeds for working capital and other general corporate purposes. See "Selling Stockholders" and "Plan of Distribution."

                                    DILUTION

     Dilution is the amount by which the price paid by the purchasers of the shares of Common Stock will exceed the net tangible book value per share of Common Stock. The net tangible book value per share of Common Stock is determined by subtracting the total liabilities of the Company from the total book value of the tangible assets of the Company and dividing the difference by the number of shares of Common Stock outstanding on the date as of which such book value is determined. Since the Selling Stockholders may sell the shares of Common Stock from time to time at market prices prevailing at the time of sale, at the prices related to such prevailing market prices or at negotiated prices, and such prices cannot be determined at this time, the price paid by the purchasers used in calculating the dilution to new investors in the following table has been deemed to be $2.00, the closing price of the Common Stock on July 24, 1998. At March 31, 1998, the Company had a net tangible book value of approximately $11,918,400 or $1.08 per share. The price of $2.00 represents an immediate dilution to new investors of $.92 per share. The following table illustrates this per share dilution:

     Deemed price per share.............................................. $2.00
     Net tangible book value per share at March 31, 1998..... ........... $1.08
     Dilution per share to new investors............................... $   .92


     The foregoing table does not take into account the possible conversion of the Debentures or the exercise of outstanding stock options or Warrants after March 31, 1998. There were 1,871,508 shares of Common Stock issuable upon exercise of options outstanding at March 31, 1998 at a weighted average exercise price of $2.63 per share, 568,977 shares of Common Stock issuable upon exercise of warrants outstanding at March 31, 1998 (excluding the Warrants issued in connection with the Private Placement) at a weighted average exercise price of $1.12 per share, and 814,992 additional shares of Common Stock reserved for issuance upon exercise of options that may be granted subsequent to March 31, 1998 under the Company's stock option plans. To the extent that these options or warrants are exercised or the Debentures are converted, there will be further dilution to new investors. The closing price of the Common Stock on October 16, 1998 was $.75 per share. If this October 16, 1998 closing price of $.75 per share is deemed to be the price paid by the purchasers for purposes of calculating the dilution to new investors in the above table, there would be no dilution to new investors.

                              SELLING STOCKHOLDERS

     Set forth below is information as to the Selling Stockholders, the number of shares of Common Stock of the Company beneficially owned, the number of shares which may be offered as set forth on the cover of this Prospectus (assuming that certain debentures, options and warrants are exercised) and the number of shares to be beneficially owned assuming all offered shares are sold.



                                     Number of Shares         Number of
  Name and Position of              Beneficially Owned      Shares Being     Shares to be Beneficially
  Selling Stockholder              Prior to the Offering       Offered       Owned After the Offering5

                                                                                   Number                   Percent

Robert Edward Baldini*                      6,000                 6,000             -0-                       -0-
Elizabeth D'Angelis 1                      18,000                18,000             -0-                       -0-
Jerry Heymann*                              4,000                 4,000             -0-                       -0-
JNC Opportunity Fund Ltd. 2             1,031,965             4,424,474             -0-                       -0-
Gary Jones*                                 1,500                 1,500             -0-                       -0-
Thomas J. Kumbatovic 3*                     2,295                 2,295             -0-                       -0-
LBI Group*                                 25,000                25,000             -0-                       -0-
James L. Melcher*                           6,000                 6,000             -0-                       -0-
Edmond P. Rochat, Jr.*                     25,000                25,000             -0-                       -0-
George F. Rochat*                          37,501                37,501             -0-                       -0-
WBM Investors Limited Partnership*          4,545                 4,545             -0-                       -0-
Wharton Capital Partners, Ltd. 4           42,000                42,000             -0-                       -0-


_________________________

 * The Selling Stockholder has elected to register these Shares pursuant to registration rights previously granted to the Selling Stockholder by the Company. The Selling Stockholders who have elected to register Shares pursuant to such registration rights shall hereinafter be collectively referred to as the Electing Selling Stockholders.

 1 Includes 18,000 shares issuable upon the exercise of warrants issued to Ms. D'Angelis on June 30, 1998.

 2 Includes the number of shares of Common Stock issuable upon (a) conversion of the Debentures (3,647,860 Shares), (b) payment in lieu of cash, at the Company's option, as interest on the Debentures (656,614 Shares) and (c) exercise of warrants issued to JNC on June 30, 1998 (120,000 Shares). The amount of shares of Common Stock referenced above as issuable upon conversion of the Debentures and as payment of interest thereon was calculated in accordance with the terms of a registration rights agreement between the Company and JNC which provides that, for purposes of determining the number of Shares to be included on the Registration Statement, the amount of such shares issuable upon conversion of the Debentures shall include (but not be limited to) a number of shares of Common Stock equal to no less than 200% of the number of shares of Common Stock into which the Debentures (together with the payment of interest thereon) are convertible, assuming such conversion occurred on June 30, 1998 or the filing date for the Registration Statement, whichever yields a lower Conversion Price. In accordance with this formula, the applicable Conversion Price for determining the amount of shares issuable upon conversion of the Debentures and as payment of interest thereon, as reflected in (a) and (b) above, is $1.6448 per share. Since $2,250,000 principal amount of the Debentures is not convertible into Common Stock within 60 days of the date of this Prospectus, 2,735,895 of the 3,647,860 Shares underlying the Debentures are not reflected as beneficially owned by JNC prior to the Offering. Likewise, since the issuance of any Shares issuable as payment, in lieu of cash, of interest on the Debentures is at the Company's option, the 656,614 Shares referenced in (b) above as issuable as interest on the Debentures are not reflected as beneficially owned by JNC prior to the Offering The terms of the Debentures limit JNC's conversion rights relating to the Debentures to the extent that (a) the number of shares of Common Stock beneficially owned by JNC and its affiliates after such conversion would exceed 4.999% of the Company's then issued and outstanding shares of Common Stock or (b) the aggregate number of shares of Common Stock issued by the Company in such conversion and as payment of interest thereon, together with the shares issued in all prior conversions of the Debentures, would equal or exceed 20% of the number of shares of the Company's Common Stock outstanding on June 30, 1998.

 3 Includes 2,295 shares of Common Stock issuable upon exercise of warrants issued to Mr. Kumbatovic on December 4, 1995.

 4 Includes 42,000 shares issuable upon the exercise of warrants issued to Wharton on June 30, 1998.

 5 Assumes the Selling Stockholder sells all of the Shares being offered.

     Except as noted in this Prospectus and the Registration Statement, none of the Selling Stockholders has any position, office or other material relationship with the Company or any of its affiliates within the past three years.

     Each of the Electing Selling Stockholders represented that he or she was purchasing the Shares from the Company without any present intention of effecting a distribution of those Shares other than in compliance with the Securities Act. In recognition of the fact, however, that investors may want to be able to resell their shares when they consider appropriate, and in fulfillment of certain contractual commitments to the Electing Selling Stockholders pursuant to registration rights agreements between the Company and the Electing Selling Stockholders described herein under "Registration Rights", the Company has provided the Electing Selling Stockholders with an opportunity to include Shares owned by them in the Registration Statement (of which this Prospectus is a part). The Company will prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep it effective until the earlier of the sale of all Shares pursuant to the Registration Statement or that date which is three years from the effective date of the Registration Statement.

     The registration rights agreements entered into by the Company and certain of the Selling Stockholders provide that, in general, the Company will indemnify the Selling Stockholders for any losses incurred by them in connection with actions arising from any untrue statement of material fact in the Registration Statement or from any omission of a material fact required to be stated therein, unless such statement or omission was made in reliance upon written information furnished to the Company by the Selling Stockholders. Similarly, the registration rights agreements provide that, in general, each Selling Stockholder will indemnify the Company and its officers and directors for any losses incurred by them in connection with any action arising from any untrue statement of material fact in the Registration Statement or an omission of a material fact required to be stated therein, if such statement or omission was made in reliance on written information furnished to the Company by such Selling Stockholders.

                               REGISTRATION RIGHTS

     On June 21, 1991, the Board of Directors adopted the following policy ("Registration Rights Policy") relating to any proposed registration of the Company's shares of Common Stock for sale pursuant to the Securities Act. In the event of such registration, if the Board of Directors approves inclusion of any shares held by stockholders, subject to any limitations imposed by the underwriter, all of the Company's stockholders may participate on a pro rata basis in proportion to the number of shares held of record on a fully diluted basis (assuming the exercise of any warrants or options then exercisable) by such stockholders who desire to participate as selling stockholders in such registration.

     Pursuant to an Amended and Restated Registration Rights Agreement ("Registration Rights Agreement") dated as of January 3, 1995 between the Company and R. Wayne Fritzsche, Mr. Fritzsche, certain transferees of Mr. Fritzsche and certain stockholders of the Company hold: (a) piggyback registration rights to include their shares in a Company registration under the Securities Act (other than on Form S-4 or Form S-8, unless such stockholders are eligible to participate on a filed Form S-8), subject to pro rata underwriter cutbacks; and (b) demand registration rights to include their shares in a shelf registration on Form S-3 (or equivalent) upon the written request of holders of at least 25% of the shares subject to options, warrants and convertible notes (the "Initial Shares"). The Company agreed it will not grant new piggyback, demand or other registration rights to any stockholders unless the holders of existing piggyback and demand registration rights can participate in any registration involving such new rights. Also, the Company agreed it would not grant more favorable registration rights to any person unless it also conferred comparable rights upon holders of shares then covered by the Registration Rights Agreement and holders of Initial Shares. The Company also agreed that any new grant of registration rights inconsistent with the rights of holders of shares covered by the Registration Rights Agreement would be subject to the prior written consent of the holders of a majority of shares covered by the Registration Rights Agreement and the holders of a majority of the Initial Shares.

     Pursuant to a separate registration rights agreement, the Company granted to investors ("Convertible Note Investors") who purchased the September Convertible Notes, registration rights covering the shares underlying such notes, comparable to the rights granted to purchasers of the Initial Shares.

     Pursuant to separate registration rights agreements, the Company granted to purchasers of Common Stock in the 1994/1995 Offering registration rights comparable to the registration rights granted to the Convertible Note Investors. In addition, the Company agreed to use its best efforts to include in any Form S-1 registration statement for the Company's initial public offering all of the 3,000,000 shares sold in the 1994/1995 Offering for resale on a delayed basis. The Company's obligation to use its best efforts to register such shares was waived in connection with the Company's initial public offering by the holders of such registrable shares. In consideration of such waiver, the Company agreed to register such registrable shares on Form S-3 twelve months from the date of consummation of the Company's initial public offering. In accordance with this agreement, the Company filed a registration statement on Form S-3 registering 5,880,724 shares, effective May 14, 1997 (the "May 1997 Registration Statement"). Holders of all other shares of Common Stock outstanding prior to the Company's initial public offering or issuable upon the exercise of warrants or stock options granted or issuable under the Company's stock option plans were eligible to include such shares in the May 1997 Registration Statement. On May 22, 1998 the Company terminated the May 1997 Registration Statement by filing a post-effective amendment to the May 1997 Registration Statement, which became effective on May 29, 1998.

     In connection with the Private Placement, the Company entered into a registration rights agreement with JNC (the "JNC Rights Agreement") pursuant to which the Company agreed to prepare and file a registration statement on Form S-3 covering the sale of the shares underlying the Debentures and Warrants (the "Underlying Shares") by JNC, Wharton and Elizabeth D'Angelis (collectively, the "Rights Holders") and to use its best efforts to keep such registration statement in effect until the date which is three years after the date that such registration statement is declared effective. Pursuant to the JNC Rights Agreement, the Company also (a) granted to the Rights Holders piggyback registration rights to include the Underlying Shares in a Company registration statement under the Securities Act (other than on Form S-4 or Form S-8) and (b) agreed that it would not, without the written consent of a majority of the holders of the Underlying Shares, on or after the date of the JNC Rights Agreement, grant any registration rights covering the Company's securities unless such rights are subject to the rights of the Rights Holders under the JNC Rights Agreement or are not otherwise inconsistent with the terms of such agreement. Also in connection with the Private Placement, the Company's Chairman, Chief Executive Officer and President, Mr. Fitzmorris, the Company's Vice President - Product Development, Mr. Espenhahn, and a Company shareholder, Mr. R. Wayne Fritzsche, agreed to waive their rights under the above-described registration rights agreements to include shares owned by them in the JNC Rights Agreement.

     This  registration  statement  complies with the Company's  obligations  to
register  securities   pursuant  to  the  above-described   registration  rights
agreements.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders, their pledgees, donees, transferees or other successors-in-interest, may, from time to time, sell all or a portion of the Shares in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of the applicable exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales, (g) a combination of any such methods of sale and (h) any other method permitted pursuant to applicable law.

     From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. If the Selling Stockholders engage in such transactions, the applicable conversion price may be affected. From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Stockholders, the broker may offer and sell the pledged Shares from time to time.

     In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company is required to pay all fees and expenses incident to the registration of the Shares, including certain fees and disbursements of counsel to the Selling Stockholders, but excluding any underwriter fees, disbursements, commissions or discounts. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     The Common Stock is quoted on the Nasdaq National Market under the symbol "IMII".

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Edwards & Angell, Palm Beach, Florida.

                                     EXPERTS


     The financial statements of Intelligent Medical Imaging, Inc. appearing in Intelligent Medical Imaging, Inc.'s Current Report on Form 8-K dated October 16, 1998 , have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     The statement in this Prospectus under the caption "Risk Factors - Dependence on Trade Secrets and Proprietary Technology" set forth in the fifth sentence of the second paragraph under the caption "Risk Factors - Dependence on Trade Secrets and Proprietary Technology" has been reviewed and approved by Malin, Haley, DiMaggio & Crosby, P.A., Fort Lauderdale, Florida, serving as patent counsel for the Company, and as an expert on such matters, and is included herein in reliance upon that review and approval.

________________________________________________________________________________



     No dealer, sales representative or
any other  person has been authorized to
give any information or to make any
representations   in
connection with this offering other than
those contained in this Prospectus, and,
if given or made,  such  information  or             4,596,315 Shares
representations  must not be relied upon
as having been authorized by the Company
or any of the Selling Stockholders. This     INTELLIGENT MEDICAL IMAGING, INC.
Prospectus  does not constitute an offer
to sell, or a  solicitation  of an offer
to buy,  any  securities  other than the
registered   securities   to   which  it
relates   or   an   offer   to,   or   a               Common Stock
solicitation   of,  any  person  in  any
jurisdiction   where   such   offer   or
solicitation would be unlawful.  Neither     _________________________________
the delivery of this  prospectus nor any
sale  made  hereunder  shall,  under any
circumstances,  create  any  implication               Prospectus
that  there  has been no  change  in the
affairs  of the  Company  since the date
hereof or that the information contained
herein  is   correct   as  of  any  time             October 20, 1998
subsequent to the date hereof.






       TABLE OF CONTENTS

                                    PAGE


Available Information.................2
Incorporation of Certain Information
 by Reference.........................3
Prospectus Summary....................4
Risk Factors..........................5
Use of Proceeds......................12
Dilution.............................12
Selling Stockholders.................13
Registration Rights..................14
Plan of Distribution.................15
Legal Matters........................16
Experts..............................16





________________________________________________________________________________

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses (other than sales commissions) expected to be incurred in connection with the offerings described in this Registration Statement. All amounts except the registration fee are estimated.

     Registration Fee..........................................$   2,691
     Printing..................................................$   2,000
     Accounting Fees and Expenses..............................$  10,000
     Legal Fees and Expenses...................................$  50,000
     Miscellaneous.............................................$   8,000

                TOTAL............................................$72,691

     The Registrant will bear all of the expenses of the registration of the securities being offered.

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law, as amended, provides in regard to indemnification of directors and officers as follows:

     "145.  Indemnification  of  Officers,  Directors,   Employees  and  Agents;
Insurance.

     (a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plans; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested and has exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Company's By-laws contain the foregoing provisions with regard to indemnification of officers, directors, employees and agents.

     The Company's Certificate of Incorporation provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.

     The Company maintains an indemnification insurance policy covering all directors and officers of the Company.

     Reference is made to Section 5 of the JNC Rights Agreement and Section 4 of the Registration Rights Agreement filed as Exhibits 1.2 and 1.3, respectively, to the Registration Statement for the Company's and Selling Stockholders' respective agreements to indemnify each other and to provide contribution in circumstances where indemnification is unavailable.

Item 16.  Exhibits and Financial Statement Schedules

     (a) Exhibits:

 Exhibit
  Number                 Description of Document


   1.1**       Convertible Debenture Purchase Agreement dated June 30, 1998 between Intelligent Medical Imaging, Inc. and JNC Opportunity
               Fund Ltd.
   1.2**       Registration Rights Agreement dated June 30, 1998 between
               Intelligent Medical Imaging, Inc. and JNC Opportunity Fund Ltd.
   1.3         Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.17 to Registration Statement No. 333-636).
   4.1**       Form of Debenture dated June 30, 1998
   4.2**       Form of Warrant dated June 30,1998
   4.3         Form of Stock Certificate (incorporated by reference to Exhibit
               4.1 to Registration Statement No. 333-636).
   5.1*        Opinion of Edwards & Angell regarding legality of the Common
               Stock.
   23.1*       Consent of Ernst & Young LLP.
   23.2*       Consent of Edwards & Angell (included in Exhibit 5.1).
   23.3**      Consent of Malin, Haley, DiMaggio & Crosby, P.A.



 * Filed herewith
** Incorporated by reference to the same exhibit number in Registrant's
   Registration Statement on Form S-3 (File No. 333-60187)


Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and are incorporated by reference in this Registration Statement.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Intelligent Medical Imaging, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on this 20th day of October, 1998.


                                    INTELLIGENT MEDICAL IMAGING, INC.

                                    By: /s/TYCE M. FITZMORRIS
                                    ---------------------------------
                                           Tyce M. Fitzmorris
                                           President and Chief Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on October 20, 1998.

          Signature              Title                                  Date

  /s/ TYCE M. FITZMORRIS   President and Chief Executive       October 20, 1998
-------------------------- Officer, Chairman of the Board of
      Tyce M. Fitzmorris   Directors

  /s/ GENE COCHRAN         Chief Financial Officer and         October 20, 1998
-------------------------- Principal Accounting Officer, Director
      Gene Cochran

  /s/ WILLIAM D. WHITTAKER*Director                            October 20, 1998
--------------------------
      William D. Whittaker

  /s/ GEORGE MASTERS*      Director                            October 20, 1998
--------------------------
      George Masters

  /s/ JAMES E. DAVIS*      Director                            October 20, 1998
--------------------------
      James E. Davis

*By:  /s/ TYCE C. FITZMORRIS                                   October 20, 1998
---------------------------
      Tyce M. Fitzmorris
      Attorney-In-Fact